                                                                     Exhibit 2.2

                                  June 9, 2003

Midway Investors Holdings Inc.
c/o Goldner Hawn Johnson & Morrison Incorporated
5250 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Michael T. Sweeney, Managing Partner

Marathon Fund Limited Partnership IV
c/o Goldner Hawn Johnson & Morrison Incorporated
5250 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Michael T. Sweeney, Managing Partner

Banc Boston Ventures, Inc.
175 Federal Street, 10th Floor
Boston, Massachusetts 02110
Attention: Richard A. Meringolo, Managing Director

      Re: Amendments to the VI Acquisition Corp./Midway Investors Holdings, Inc.
          Stock Purchase Agreement.

Ladies and Gentlemen:

      Reference is hereby made to that certain Stock Purchase Agreement by and among VI Acquisition Corp., Midway Investors Holdings, Inc. the Sellers and the Preferred Holders dated April 15, 2003 (the "Stock Purchase Agreement"). Capitalized terms not otherwise defined herein shall have the same meaning as the meaning set forth in the Stock Purchase Agreement.

      This letter (this "Letter Agreement") is written in connection with the Stock Purchase Agreement and confirms our understanding regarding certain amendments to the Stock Purchase Agreement. Specifically, it is our understanding that notwithstanding anything to the contrary in the Stock Purchase Agreement:

      1. Section 14(b) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:

      "(b) In the event that the Closing does not occur on or before June 13, 2003, the Buyer may terminate this Agreement at any time after the close of business on such date by delivering written notice to the Seller Representatives so long as such failure to close is not a result of a breach by the Buyer of any of its obligations hereunder;"

      2. Section 14(c) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following:

      "(c) In the event that the Closing does not occur on or before June 13, 2003, the Seller Representatives may terminate this Agreement at any time after the close of business on such date by delivering written notice to the Buyer so long as such failure to close is not a result of a breach by the Sellers of any of their obligations hereunder:"

      This Letter Agreement may be executed by facsimile in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

      If the foregoing reflects your understanding of our agreements, please signify your acceptance of the agreements contained herein by executing this Letter Agreement in the space provided below and returning an executed copy to the undersigned.

                                              Very truly yours,

                                              VI ACQUISITION CORP.

                                              By: /s/ Michael J. Solot
                                                  ------------------------------
                                              Name: Michael J. Solot
                                              Its: President

ACCEPTED AND AGREED:

MIDWAY INVESTORS HOLDINGS, INC.

By:  /s/ Michael T. Sweeney
     -----------------------------
     Michael T. Sweeney
Its: President
Date:
      ----------------------------

SELLERS REPRESENTATIVES

MARATHON FUND LIMITED PARTNERSHIP IV

By: Miltiades, LLC, its sole General Partner

By:  /s/ Michael T. Sweeney
     -----------------------------
     Michael T. Sweeney
Its: Authorized Member

Date:
     -----------------------------

BANCBOSTON VENTURES INC.

By:  /s/ Richard A. Meringolo
     -----------------------------
     Richard A. Meringolo
Its: Managing Director
Date:
     -----------------------------

                                       3